EXHIBIT 10.29

EXCHANGE AGREEMENT

THIS AGREEMENT is made effective as of the 10th day of February, 2018.

AMONG:

ERS HOLDINGS, LLC, a limited liability company incorporated pursuant to the laws of California and having an address at 11138 Del Amo Blvd #129, Lakewood, CA 90715

(the “Target”)

AND:

THE MEMBERS OF THE TARGET, as listed on Schedule A attached hereto (each, a “Member” and collectively, the “Members”)

AND:

PIVOT PHARMACEUTICALS INC., a company incorporated pursuant to the laws of British Columbia and having an address at #300-1275 West 6th Avenue, Vancouver, BC V6H 1A6

(the “Purchaser”)

WHEREAS:

A. The Members are the registered and beneficial owners of all the issued and outstanding units in the capital of the Target as described in Schedule A hereto (the “Units”);

B. The Target is in the business of transforming cannabis oil into powder;

C. The Purchaser has made an offer to pay $1,000,000 (USD) plus certain closing costs and issue a total of 5,000,000 common shares in the capital of the Purchaser to the Members as consideration for the acquisition by the Purchaser of all the Units from the Members; and

D. Upon the terms and subject to the conditions set forth in this Agreement, the Members have agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Members all the Members’ legal and beneficial right, title and interest in and to the Units such that, at Closing (as defined herein), the Target will become a wholly-owned subsidiary of the Purchaser.

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NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, the following words and phrases will have the following meanings:

a)	“Affiliate” with respect to any specified Person at any time, means each Person directly or indirectly through one or more intermediaries controlling, controlled by or under direct or indirect common control with such specified Person at such time;

b)	“Agreement” means this Exchange Agreement and Schedule attached hereto, as it may from time to time be supplemented or amended;

c)	“Applicable Laws” means, with respect to any Person, any domestic (whether federal, state, territorial, provincial, municipal or local) or foreign statute, law, ordinance, rule, administrative interpretation, regulation, Order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the Closing, of any Governmental Body applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates), including all Applicable Securities Laws;

d)	“Applicable Securities Laws” means applicable securities laws in all jurisdictions relevant to the issuance of the Consideration Shares to the Members pursuant to the terms of this Agreement, including: (a) the BC Act or the equivalent legislation in each province and territory of Canada; (b) the rules, regulations, instruments and policies adopted by the Securities Authorities; and (c) the relevant policies and regulations of the Exchange, each as amended from time to time;

e)	“BC Act” means the Securities Act (British Columbia) and the regulations made under that enactment, as amended;

f)	“BCBCA” means the Business Corporation Act (British Columbia), and the regulations made under that enactment, as amended;

g)	“Business” means the business currently and heretofore carried on by the Target;

h)	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in British Columbia, Canada are authorized or required by law to close;

i)	“Charter Documents” means the articles, notice of articles, by-laws, articles of incorporation or other constating documents of a party to this Agreement;

j)	“Closing” means the closing of the Transaction pursuant to the terms of this Agreement on the Closing Date;

k)	“Closing Date” means February 28, 2018 or such other date as the Purchaser and the Target may mutually agree to in writing;

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l)	“Consideration Shares” means the 5,000,000 fully paid and non-assessable Purchaser Shares to be issued to the Members on the Closing Date and held in escrow, at a deemed price of US $0.51per Consideration Share or such other deemed price as is mutually agreed to by the parties hereto, subject to any required escrow agreement;

m)	“Contracts” means all contracts, agreements, options, leases, licences, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which the Target or the Purchaser, as applicable, is a party on the Closing Date;

n)	“Damages” means all demands, claims, actions, causes of action, assessments, Losses, damages, costs, expenses, Liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (net of insurance proceeds actually received), including: (i) reasonable interest on cash disbursements in respect of any of the foregoing; and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of, or other Persons retained by, a Person;

o)	“Encumbrance” means any Lien, claim, charge, pledge, hypothecation, security interest, mortgage, title retention agreement, option or encumbrance of any nature or kind whatsoever, other than: (i) statutory Liens for Taxes not yet due and payable; (ii) such imperfections of title, easements and encumbrances, if any, that will not result in a Material Adverse Effect; and (iii) with respect to the Target, the Permitted Encumbrance;

p)	“Exchange” means the Canadian Securities Exchange;

q)	“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body;

r)	“Governmental Body” means any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, provincial, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature;

s)	“Indebtedness” means all obligations, contingent (to the extent required to be reflected in financial statements prepared in accordance with US GAAP) and otherwise, which in accordance with US GAAP should be classified on the obligor’s balance sheet as Liabilities, including without limitation, in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all Liabilities secured by any mortgage, pledge, security interest, Lien, charge or other Encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all agreements of guarantee, support, indemnification, assumption or endorsement and other contingent obligations whether direct or indirect in respect of Indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; (d) obligations to reimburse issuers of any letters of credit; and (e) capital leases;

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t)	“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty;

u)	“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person;

v)	“Lien” means, with respect to any asset, any mortgage, assignment, trust or deemed trust (whether contractual, statutory or otherwise arising), title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, Encumbrance or charge of any kind in respect of such asset;

w)	“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, Damages, Liabilities, costs and expenses, including, without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive Damages suffered by the Purchaser, the Target or the Members, including Damages for lost profits or lost business opportunities;

x)	“Material Adverse Change” means, in respect of the Purchaser or the Target, any one or more changes, events or occurrences which may have a Material Adverse Effect, and “Material Adverse Effect” means, in respect of the Purchaser or the Target, any state of facts which, in any case, either individually or in the aggregate are, or would reasonably be expected to be, material and adverse to the business, assets or financial condition of the Purchaser or the Target, respectively, provided that a Material Adverse Change or Material Adverse Effect shall not include any change or effect (whether alone or in combination with any other effect), directly or indirectly, arising out of, relating to, resulting from or reasonably attributable to: (i) the announcement of this Agreement or the pending completion of the Transaction; (ii) changes in the economy of United States or Canada generally; (iii) changes in the health food products industry generally; (iv) changes in the capital markets generally; (v) changes in US GAAP; or (vi) any matter that has been disclosed to the public or the other parties prior to the date of this Agreement;

y)	“Material Contracts” means those subsisting Contracts entered into by the Target or the Purchaser, as applicable, by which the Target or the Purchaser is bound or to which it or its respective assets are subject which have total payment obligations on the part of the Target or the Purchaser, as applicable, which exceed $10,000 or are for a term of or in excess of one (1) year;

z)	“Material Interest” has the meaning set forth in Section 1.1jj);

aa)	“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator;

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bb)	“Permitted Encumbrance” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect;

cc)	“Person” includes an individual, corporation, body corporate, limited liability company, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof;

dd)	“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel;

ee)	“Purchaser Documents” has the meaning set forth in Section 5.11;

ff)	“Purchaser Financial Statements” means the audited consolidated financial statements for the Purchaser for the years ending on January 31, 2017 (the “Purchaser Accounting Date”) and 2016, all prepared in accordance with US GAAP;

gg)	“Purchaser Shareholders” means the shareholders of the Purchaser;

hh)	“Purchaser Shares” means the common shares in the capital stock of the Purchaser;

ii)	“Purchaser’s Advisors” has the meaning set forth in Section 8.2a)(i);

jj)	“Related Party” means, with respect to a particular individual:

(i)	each other member of such individual’s Family (as defined below),

(ii)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family,

(iii)	any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest, or

(iv)	any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, member, executor or trustee (or in a similar capacity), and with respect to a specified Person other than an individual:

(i)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person,

(ii)	any Person that holds a Material Interest in such specified Person,

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(iii)	each Person that serves as a director, officer, partner, member, executor or trustee of such specified Person (or in a similar capacity),

(iv)	any Person in which such specified Person holds a Material Interest,

(v)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity), and

(vi)	any Related Person of any individual described in clause (ii) or (iii).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual; (ii) the individual’s spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least twenty percent (20%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least twenty percent (20%) of the outstanding equity securities or equity interests in a Person;

kk)	“Securities Authorities” means the Exchange and the securities commissions or other securities regulatory authority of the Province of British Columbia;

ll)	“Target Assets” means all of the assets owned or used by the Target for the Business;

mm)	“Target Financial Statements” means the financial statements for the Target for the years ended December 31, 2017 (the “Target Accounting Date”) and 2016, all prepared in accordance with US GAAP;

nn)	“Target’s Advisors” has the meaning set forth in Section 8.2b)(i);

oo)	“Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind, lawfully levied, assessed or imposed by any Governmental Body, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes and charges, sales taxes, use taxes, ad valorem taxes, value added taxes, subsoil use or extraction taxes and ownership fees, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, license taxes, withholding taxes, health taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services taxes, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, and any instalments in respect thereof, together with any interest and any penalties or additional amounts imposed by any Governmental Body (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing and whether disputed or not;

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pp)	“Tax Returns” means all returns, schedules, elections, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

qq)	“Transaction” means the acquisition by the Purchaser of the Units from the Members in exchange for the issuance of the Consideration Shares to the Members, and all related transactions incidental to effecting the Transaction as contemplated by this Agreement; and

rr)	“Transaction Documents” means this Agreement and any other documents contemplated by this Agreement to be signed by the Target, the Purchaser or the Members, as applicable, necessary to perform their respective obligations hereunder and to consummate the Transaction.

ss)	“Units” means the units in the capital of the Target owned by the Members as set out in Schedule A attached hereto, being all of the issued and outstanding units in the capital of the Target;

tt)	“US GAAP” means generally accepted accounting principles determined with reference to Generally Accepted Accounting Principles as defined by the Financial Accounting Standards Board.

1.2 Schedules

Schedule A is incorporated by reference and is deemed to be part hereof.

1.3 Interpretation

For the purposes of this Agreement, except as otherwise expressly provided herein:

a)	all references in this Agreement to a designated Article, Section, subsection, paragraph or other subdivision, or to a Schedule, is to the designated Article, section, subsection, paragraph or other subdivision of, or Schedule to, this Agreement unless otherwise specifically stated;

b)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, clause, subclause or other subdivision or Schedule;

c)	the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable to a body corporate;

d)	the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto);

e)	all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with US GAAP, applied on a consistent basis with prior years;

f)	except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

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g)	where the phrase “to the best of the knowledge of” or phrases of similar import are used in this Agreement, it will be a requirement that the Person in respect of whom the phrase is used will have made such due enquiries as are reasonably necessary to enable such Person to make the statement or disclosure;

h)	the headings to the Articles and sections of this Agreement are inserted for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

i)	any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;

j)	the parties acknowledge that this Agreement is the product of arm’s length negotiation between the parties, each having obtained its own independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any party irrespective of which party was responsible for drafting this Agreement;

k)	the representations, warranties, covenants and agreements contained in this Agreement will not merge at the Closing and will continue in full force and effect from and after the Closing Date for the applicable period set out in this Agreement; and

l)	unless otherwise specifically noted, all references to “$” or sums of money that are referred to in this Agreement are expressed in the lawful money of Canada. Where used herein, “USD” is a specific reference to United States Dollars. If it is necessary to convert money from another currency to lawful money of Canada, such money will be converted using the Bank of Canada noon foreign exchange rate in effect at the date of payment.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale of Units and Shares

Subject to the terms and conditions of this Agreement, the Purchaser irrevocably agrees to purchase the Units from the Members and each of the Members irrevocably agree to sell, assign and transfer their respective Units to the Purchaser, free and clear of all Encumbrances, on the terms and conditions herein set forth, in consideration for the issuance by the Purchaser to the Members of the Consideration Shares as set forth in Schedule A attached hereto.

2.2 Consideration

As consideration for the Units to be acquired by the Purchaser pursuant to the terms of this Agreement, the Purchaser shall:

a)	allot and issue the Consideration Shares to the Members in the amount set out opposite each Member’s name in Schedule A to this Agreement, as fully paid and non-assessable Purchaser Shares;

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b)	pay the Members the amounts set out in Schedule A to this Agreement on the Closing Date;

c)	pay the Members the amounts set out in Schedule A to this Agreement six (6) months after the Closing Date;

d)	pay the Members the amounts set out in Schedule A to this Agreement twelve (12) months after the Closing Date; and

e)	pay up to a maximum of $100,000 (USD) to the Target on the Closing Date being the amount of up to $120,000 (USD) to be paid to cover all prior liabilities and all costs and expenses incurred by the Target in connection with Closing of the Transaction less the $20,000 (USD) non-refundable deposit being credited to the Closing costs.

2.3 Resale Restrictions

a)	The Members acknowledge and agree that the Consideration Shares will be subject to hold period trading restrictions under Applicable Securities Laws and the policies of the Exchange, and agree to abide by all applicable resale restrictions and hold periods imposed by Applicable Securities Laws and the policies of the Exchange.

b)	The Members and the Target acknowledge that the Purchaser has advised the Members and the Target that the Purchaser is relying on an exemption from the prospectus and registration requirements of the Applicable Securities Laws, and, as a consequence, the Members will not be entitled to certain protections, rights and remedies available under Applicable Securities Laws, including statutory rights of rescission or damages, and the Members will not receive information that would otherwise be required to be provided to the Members pursuant to Applicable Securities Laws.

2.4 Escrow

The Members acknowledge that the Consideration Shares acquired by them pursuant to this Agreement may be subject to escrow pursuant to the policies of the Exchange. If required, the Members agree to abide by all escrow requirements imposed by the Exchange and agree to enter into the requisite form of escrow agreement as required by the Exchange on or prior to the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE TARGET

As of the Closing Date, and except as set forth in the Target Financial Statements or the Target due diligence response materials, or as otherwise provided for in any certificate or other instrument delivered pursuant to this Agreement, the Target hereby makes the following representations to the Purchaser and acknowledges and agrees that the Purchaser is relying upon such representations and warranties, each of which is qualified in its entirety by the matters described in the Target’s due diligence response materials, in connection with the execution, delivery and performance of this Agreement:

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3.1 Organization and Good Standing

The Target is a limited liability company duly organized, validly existing, and in good standing under the laws of California, with full corporate power, authority and capacity to conduct its Business as presently conducted, to own or use the Target Assets that it purports to own or use, and to perform all its obligations under any applicable Contracts.

3.2 Capitalization

The entire authorized and issued capital stock and other equity securities of the Target consist of the Units set out in Schedule A hereto. All of the issued and outstanding Units and other securities of the Target are owned of record and beneficially by the Members free and clear of all Encumbrances. All of the outstanding equity securities of the Target have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding equity securities or other securities of the Target, if any, were issued in violation of any Applicable Securities Laws.

3.3 Absence of Rights to Acquire Securities

Other than as otherwise set out in this Agreement, no Person has any agreement, right or option, present or future, contingent, absolute or capable of becoming an agreement, right or option or which with the passage of time or the occurrence of any event could become an agreement, right or option:

a)	to require the Target to issue any further or other units in its capital or any other security convertible or exchangeable into units in its capital or to convert or exchange any securities into or for units in the capital of the Target;

b)	for the issue or allotment of any unissued units in the capital of the Target;

c)	to require the Target to purchase, redeem or otherwise acquire any of the issued and outstanding Units; or

d)	to purchase or otherwise acquire from the Target any interest in any of the Target Assets.

3.4 Authority

The Target has all requisite corporate power and authority to execute and deliver the Transaction Documents and to perform its respective obligations hereunder and to consummate the Transaction. The execution and delivery of each of the Transaction Documents by the Target, and the consummation of the Transaction, have been duly authorized by the board of directors of the Target. No other corporate or shareholder proceedings on the part of the Target are necessary to authorize such documents or to consummate the Transaction. This Agreement has been, and the other Transaction Documents when executed and delivered by the Target as contemplated by this Agreement will be, duly executed and delivered by the Target, and this Agreement is, and the other Transaction Documents when executed and delivered by the Target as contemplated hereby will be legal, valid and binding obligations of the Target, enforceable in accordance with their respective terms except:

a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally;

b)	as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

c)	as limited by public policy.

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3.5 No Conflict

Except as set out in the Target’s due diligence response materials, neither the execution, delivery or performance of this Agreement nor the consummation or performance of the Transaction will, directly or indirectly (with or without notice or lapse of time or both):

a)	contravene, conflict with, or result in a violation of any provision of the Charter Documents of the Target, or any resolution adopted by the managers of the Target or the Members;

b)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Target or any of the Target Assets, may be subject;

c)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Target, or that otherwise relates to the Business of the Target, or any of the Target Assets;

d)	cause the Purchaser or the Target to become subject to, or to become liable for the payment of, any Tax;

e)	cause any of the Target Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

f)	contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; or

g)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Target Assets.

3.6 Target Financial Statements

a)	The Target has, or will prior to Closing have, delivered the Target Financial Statements to the Purchaser.

b)	The Target Financial Statements:

(i)	are in accordance with the books and records of the Target; and

(ii)	present fairly the financial condition of the Target as of the date indicated and the results of operations for such period.

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c)	All material financial transactions of the Target have been accurately recorded in the books and records of the Target and such books and records fairly present the financial position and the affairs of the Target.

d)	Other than the costs and expenses incurred in connection with the negotiation and consummation of the Transaction, the Target does not have any material Liabilities or obligations, net of cash, either direct or indirect, matured or unmatured, absolute, contingent or otherwise, that exceed $10,000, which:

(i)	are not set forth in the Target Financial Statements or have not heretofore been paid or discharged;

(ii)	did not arise in the regular and ordinary course of business; or

(iii)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its Business since the Target Accounting Date.

e)	Except to the extent reflected or reserved against in the Target Financial Statements or incurred subsequent to the Target Accounting Date in the ordinary and usual course of the business of the Target, the Target does not have any outstanding Indebtedness or any Liabilities or obligations (whether accrued, absolute, contingent or otherwise), and any Liabilities or obligations incurred in the ordinary and usual course of business since the Target Accounting Date have not had a Material Adverse Effect on the Target.

f)	Since the Target Accounting Date there have not been:

(i)	any changes in the condition or operations of the Business of the Target, the Target Assets or the financial affairs of the Target which have caused, individually or in the aggregate, a Material Adverse Effect on the Target; or

(ii)	any damage, destruction or loss, labour trouble or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to the Purchaser, which has or may cause a Material Adverse Effect on the Target.

g)	The Target does not have any guarantees, indemnities or contingent or indirect obligations with respect to the Liabilities or obligations of any other Person including any obligation to service the debt of or otherwise acquire an obligation of another Person or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of any other Person.

h)	The Target is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, license, permit, authorization, certification, instrument, statute, regulation, Order, judgment, decree or law that would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of the Transaction.

i)	The Target has not received any advice or notification that the Target has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Target Financial Statements or the books and records of the Target, any properties, assets, Liabilities, revenues, or expenses. The books, records and accounts of the Target accurately and fairly reflect, in reasonable detail, the assets and Liabilities of the Target. The Target has not engaged in any transaction, maintained any bank account, or used any funds of the Target, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Target.

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3.7 Absence of Changes

Since the Target Accounting Date, except as disclosed in the Target’s due diligence materials and except as contemplated in this Agreement, the Target has not:

a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien or Encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any Material Adverse Effect to it;

b)	made or suffered any amendment or termination of any Material Contract to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

c)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of the Shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of the Shares;

d)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $10,000;

e)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

f)	agreed, whether in writing or orally, to do any of the foregoing.

3.8 Absence of Certain Changes or Events

Since the Target Accounting Date, except as and to the extent disclosed in the Target’s due diligence materials, there has not been:

a)	a Material Adverse Effect with respect to the Target; or

b)	any material change by the Target in its accounting methods, principles or practices.

3.9 Tax Matters

a)	As of the date hereof:

(i)	the Target has timely filed all Tax Returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to it; and

(ii)	all such Tax Returns are true and correct in all material respects.

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b)	To the best knowledge of the Target, the Target has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Material Adverse Effect on the Target.

c)	To the best knowledge of the Target, the Target is not presently under, or has received notice of, any contemplated investigation or audit by any Governmental Body concerning any fiscal year or period ended prior to the date hereof.

d)	To the best knowledge of the Target, the Target Financial Statements contain full provision for all Taxes, including any deferred Taxes that may be assessed to the Target for the accounting period ended on the Target Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Target Accounting Date or for which the Target is accountable up to such date, and all contingent Liabilities for Taxes have been provided for or disclosed in the Target Financial Statements.

3.10 Restrictions on Doing Business

The Target is not a party to or bound by any agreement which would restrict or limit its right to carry on any business or activity, including the Business.

3.11 Subsidiaries

The Target has no subsidiaries.

3.12 Books and Records

The books of account, minute books, stock record books, and other records of the Target are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Target contain accurate and complete records of all meetings held, and corporate action taken by, the respective members, managers or board of directors, and committees of the managers or board of directors of the Target, and no meeting of any such members, managers or board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Target.

3.13 Shareholders Agreements, Etc.

There are no shareholders’ agreements (or similar documents), pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the Shares or any of the shares of the Target.

3.14 Title to Personal Property and Encumbrances

To the best knowledge of the Target, the Target possesses, and has good and marketable title to, all personal property necessary for the continued operation of the Business as presently conducted and as represented to the Purchaser, including all Target Assets reflected in the Target Financial Statements or acquired since the Target Accounting Date. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and Target Assets owned or leased by the Target are owned or leased by the Target, as applicable, free and clear of all Encumbrances, except as otherwise disclosed to the Purchaser.

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3.15 Title to Real Property and Encumbrances

To the best knowledge of the Target, the Target possesses, and has good and marketable title to, all real property and leaseholds or other such interests necessary for the continued operation of the Business as presently conducted and as represented to the Purchaser, including all Target Assets reflected in the Target Financial Statements or acquired since the Target Accounting Date. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material real property and leaseholds are owned or leased by the Target free and clear of all Encumbrances, except as disclosed in the Target’s due diligence response materials. The Target has delivered or made available, or will make available on request, to the Purchaser copies of the deeds and other instruments (as recorded) by which the Target acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Target and relating to such property or interests.

3.16 Material Contracts

The Target has made available all the present outstanding Material Contracts entered into by the Target in the course of carrying on the Business. Except as listed in the Target’s due diligence response materials, the Target is not a party to or bound by any other Material Contract, whether oral or written, and the Material Contracts are all valid and subsisting, in full force and effect and unamended, no material default or violation exists in respect thereof on the part of the Target, or, to the best of the knowledge of the Target, on the part of any of the other parties thereto. The Target is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any such Material Contracts or of any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any such Material Contracts. To the best knowledge of the Target, the continuation, validity, and effectiveness of each Material Contract will in no way be affected by the consummation of the Transaction. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Material Contract.

3.17 Consents

Except as set forth in Target’s due diligence response materials, no authorization, approval, Order, license, permit or consent of any Governmental Body, and no registration, declaration or filing by the Target with any such Governmental Body, is required in order for the Target to:

a)	consummate the Transaction;

b)	execute and deliver all of the documents and instruments to be delivered by the Target under this Agreement;

c)	duly perform and observe the terms and provisions of this Agreement; or

d)	render this Agreement legal, valid, binding and enforceable.

3.18 Compliance with Legal Requirements

Except as set forth in Target’s due diligence response materials:

a)	the Target is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization required for the operation of the Business;

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b)	no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization required for the operation of the Business or may result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization required for the operation of the Business;

c)	the Target has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

d)	all applications required to have been filed for the renewal of the Governmental Authorizations required for the operation of the Business have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

3.19 Legal Proceedings

a)	Other than as set forth in Target’s due diligence response materials, to the best knowledge of the Target there is no pending Proceeding:

(i)	that has been commenced by or against the Target or that otherwise relates to or may affect the Business, or any of the Target Assets; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Transaction.

b)	To the knowledge of the Target, no Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

c)	Except as set forth Target’s due diligence response materials, to the best knowledge of the Target:

(i)	there is no Order to which the Target, the Business, or any of the Target Assets is subject; and

(ii)	no officer, director, agent, or employee of the Target is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

3.20 Indebtedness of Target

Except for: (i) the payment of salaries and reimbursement for out-of-pocket expenses in the ordinary and usual course; or (ii) amounts disclosed in the Target’s due diligence response materials or in the Target Financial Statements, the Target does not have any Indebtedness to the Members, any Related Party of a Member or any directors, officers or employees of the Target. Other than the foregoing, the Target has no material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise.

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3.21 Undisclosed Information

a)	The Target does not have any specific information relating to the Target which is not generally known or which has not been disclosed to the Purchaser and which could reasonably be expected to have a Material Adverse Effect on the Target.

b)	No representation or warranty of the Target in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.22 Partnerships or Joint Ventures

The Target is not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and neither is it party to any agreement under which it has agreed to carry on any part of its Business or any other activity in such manner or by which the Target has agreed to share any revenue or profit with any other person.

3.23 Other Representations

All statements contained in any certificate or other instrument delivered by or on behalf of the Target pursuant to this Agreement or in connection with the Transaction will be deemed to be representations and warranties of the Target hereunder.

3.24 Survival

Notwithstanding the Closing and the issuance of the Consideration Shares or the waiver of any condition in this Agreement by the Purchaser, the representations, warranties, covenants and agreements of the Target hereunder will (except where otherwise specifically provided for in this Agreement) survive the Closing and will continue in full force and effect for six (6) months after the Closing Date.

3.25 Reliance

The Target acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions contained in this Agreement, notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of the Purchaser, and that no information which is now known or should be known or which may hereafter become known by the Purchaser or its officers, directors or professional advisers on the Closing Date, will limit or extinguish the Purchaser’s right to indemnification hereunder.

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ARTICLE 4
REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS
OF THE MEMBERS

Each of the Members hereby severally and not jointly represents and warrants to the Purchaser as follows:

4.1 Capacity

Each Member has the capacity to own the Units owned by it, to enter into this Agreement and to perform its obligations under this Agreement.

4.2 Execution and Delivery

Each Member has all requisite power and authority to execute and deliver the Transaction Documents and to perform its respective obligations hereunder and to consummate the Transaction. No other corporate or other proceedings on the part of a Member are necessary to authorize such documents or to consummate the Transaction. This Agreement has been, and the other Transaction Documents when executed and delivered by the Members as contemplated by this Agreement will be, duly executed and delivered by the Members and this Agreement is, and the other Transaction Documents when executed and delivered by the Members as contemplated hereby will be, valid and binding obligations of the Members, enforceable in accordance with their respective terms except:

a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally;

b)	as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

c)	as limited by public policy.

4.3 No Violation

The execution and delivery of this Agreement, the transfer of the Units owned by each Member and the performance, observance or compliance with the terms of this Agreement by such Member will not violate, constitute a default under, conflict with, or give rise to any requirement for a waiver or consent under:

a)	any provision of any agreement, instrument or other obligation to which such Member is a party or by which such Member is bound; or

b)	any Applicable Laws.

4.4 Ownership

Each Member is the registered and beneficial owner of the Units set out beside its name in Schedule A to this Agreement, free and clear of any Liens. Upon the Closing, except for the rights of the Purchaser pursuant to this Agreement with respect to the Units, there will be no outstanding options, calls or rights of any kind binding on any Member relating to or providing for the purchase, delivery or transfer of any of its Units. The Units are validly issued and outstanding as fully paid and non-assessable.

4.5 Survival

Notwithstanding the Closing and the issuance of the Consideration Shares or the waiver of any condition in this Agreement by the Purchaser, the representations, warranties, covenants and agreements of the Members hereunder will (except where otherwise specifically provided in this Agreement) survive the Closing and will continue in full force and effect indefinitely.

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4.6 Reliance

The Target acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions contained in this Agreement, notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of the Purchaser, and that no information which is now known or should be known or which may hereafter become known by the Purchaser or its officers, directors or professional advisers on the Closing Date, will limit or extinguish the Purchaser’s right to indemnification hereunder.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As of the Closing Date and except as otherwise provided for in any certificate or other instrument delivered pursuant to this Agreement, the Purchaser makes the following representations to the Target, and the Purchaser acknowledges that the Target is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement:

5.1 Organization and Good Standing

The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the Province of British Columbia, with full corporate power, authority and capacity to conduct its Business as presently conducted, to own or use the assets that it purports to own or use, and to perform all its obligations under any applicable Contracts.

5.2 Capitalization

The entire authorized and issued capital stock and other equity securities of the Purchaser consists of an unlimited number of common shares without par value of which there are 83,373,573 common shares issued and outstanding (not including any Purchaser Shares to be issued pursuant to the terms of the Transaction) and 13,320,833 options to purchase 13,320,833 Purchaser Shares and 265,125 warrants to purchase 265,125 Purchaser Shares. Except as otherwise set out in this Agreement, there are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating the Purchaser to issue any additional Purchaser Shares, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from the Purchaser any Purchaser Shares.

5.3 Absence of Rights to Acquire Securities

Other than as otherwise set out in this Agreement, no Person has any agreement, commitment, right or option, present or future, contingent, absolute or capable of becoming an agreement, commitment, right or option or which with the passage of time or the occurrence of any event could become an agreement, commitment, right or option:

a)	to require the Purchaser to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of the Purchaser;

b)	for the issue or allotment of any unissued shares in the capital of the Purchaser;

c)	to require the Purchaser to purchase, redeem or otherwise acquire any of the issued and outstanding Purchaser Shares; or

d)	to purchase or otherwise acquire from the Purchaser any interest in any of the Purchaser’s assets.

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5.4 Authority

The Purchaser has all requisite corporate power and authority to execute and deliver the Transaction Documents to be signed by the Purchaser and to perform its obligations hereunder and to consummate the Transaction. The execution and delivery of each of the Transaction Documents by the Purchaser and the consummation of the Transaction have been duly authorized by the board of directors of the Purchaser. Other than as set out in this Agreement, no other corporate or shareholder proceedings on the part of the Purchaser are necessary to authorize such Transaction Documents or to consummate the Transaction. This Agreement has been, and the other Transaction Documents when executed and delivered by the Purchaser as contemplated by this Agreement will be, duly executed and delivered by the Purchaser and this Agreement is, and the other Transaction Documents when executed and delivered by the Purchaser as contemplated hereby will be legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms except:

a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

b)	as limited by laws relating to the availability of specific performance, injunctive relief of other equitable remedies; and

c)	as limited by public policy.

5.5 Validity of Consideration Shares Issuable upon the Closing

The Consideration Shares to be issued to the Members at Closing will, upon issuance, have been duly and validly authorized and, the Consideration Shares when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

5.6 No Conflict

Neither the execution, delivery or performance of this Agreement nor the consummation or performance of the Transaction will, directly or indirectly (with or without notice or lapse of time or both):

a)	contravene, conflict with, or result in a violation of any provision of the Charter Documents of the Purchaser, or any resolution adopted by the board of directors of the Purchaser or Purchaser Shareholders;

b)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser or any of the Purchaser’s assets, may be subject;

c)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser, or that otherwise relates to the Business of the Purchaser, or any of the Purchaser’s assets;

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d)	cause the Purchaser or the Target to become subject to, or to become liable for the payment of, any Tax;

e)	cause any of the Purchaser’s assets to be reassessed or revalued by any taxing authority or other Governmental Body;

f)	contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; or

g)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchaser’s assets.

5.7 Corporate Records of the Purchaser

The corporate records of the Purchaser, as required to be maintained by it pursuant to the laws of the Province of British Columbia, are accurate, complete and current in all material respects, and the minute books of the Purchaser are, in all material respects, correct and contain all material records required by the laws of the Province of British Columbia in regards to all Proceedings, consents, actions and meetings of the Purchaser Shareholders and the board of directors of the Purchaser.

5.8 Actions and Proceedings

Except as disclosed in the Purchaser Documents, to the best knowledge of the Purchaser, there is no basis for and there is no claim, charge, arbitration, grievance, action, suit, judgment, demand, investigation or Proceeding by or before any Governmental Body or arbiter now outstanding or pending or, to the best knowledge of the Purchaser, threatened against or affecting the Purchaser which involves any of the Business that, if adversely resolved or determined, would have a Material Adverse Effect on the Purchaser. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a Material Adverse Effect on the Purchaser.

5.9 Compliance

To the best knowledge of the Purchaser:

a)	the Purchaser is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any Applicable Laws related to its Business or the operations of the Purchaser.

b)	the Purchaser is not subject to any judgment, Order or decree entered in any lawsuit or Proceeding applicable to its Business and operations that would have a Material Adverse Effect on the Purchaser.

5.10 Filings, Consents and Approvals

Other than the approval of the Exchange, to the best knowledge of the Purchaser, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or Governmental Body or any other Person is necessary for the consummation by the Purchaser of the Transaction or to continue to conduct its Business after the Closing in a manner which is consistent with that in which it is presently conducted.

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5.11 Public Filings

The Purchaser has furnished or made available to the Members a true and complete copy of each report and document filed by the Purchaser with the Securities Authorities (collectively, and as such documents have since the time of their filing been amended, the “Purchaser Documents”). As of their respective dates, the Purchaser Documents complied in all material respects with the requirements of Applicable Securities Laws. The Purchaser Documents constitute all of the documents and reports that the Purchaser was required to file with and the rules and regulations promulgated thereunder by Applicable Securities Laws. No Securities Authority has initiated any inquiry, investigation or Proceeding in respect of the Purchaser and the Purchaser is not aware of any event and does not have any information which would result in any Securities Authority initiating an inquiry, investigation or Proceeding or otherwise affect the Purchaser Shares. The Purchaser is a “reporting issuer” under Applicable Securities Laws in British Columbia and Alberta and is not in default of any material requirements of any Applicable Securities Laws in such jurisdictions.

5.12 Financial Representations

a)	Included with the Purchaser Documents are true, correct, and complete copies of the Purchaser Financial Statements.

b)	The Purchaser Financial Statements:

(i)	are in accordance with the books and records of the Purchaser;

(ii)	present fairly the financial condition of the Purchaser as of the respective dates indicated and its results of operations for such periods; and

(iii)	have been prepared in accordance with US GAAP.

c)	Other than the costs and expenses incurred in connection with the negotiation and consummation of the Transaction, the Purchaser does not have any material Liabilities or obligations, net of cash, either direct or indirect, matured or unmatured, absolute, contingent or otherwise, that exceed $50,000, which:

(i)	are not set forth in the Purchaser Financial Statements or have not heretofore been paid or discharged;

(ii)	did not arise in the regular and ordinary course of business; or

(iii)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its Business since the Purchaser Accounting Date.

d)	Except to the extent reflected or reserved against in the Purchaser Financial Statements or incurred subsequent to the Purchaser Accounting Date in the ordinary and usual course of the business of the Purchaser, the Purchaser does not have any outstanding Indebtedness or any Liabilities or obligations (whether accrued, absolute, contingent or otherwise), and any Liabilities or obligations incurred in the ordinary and usual course of business since the Purchaser Accounting Date have not had a Material Adverse Effect on the Purchaser.

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e)	Since the Purchaser Accounting Date, there have not been:

(i)	any changes in the condition or operations of the Business of the Purchaser, the Purchaser’s assets or the financial affairs of the Purchaser which have caused, individually or in the aggregate, a Material Adverse Effect on the Purchaser; or

(ii)	any damage, destruction or loss, labour trouble or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to the Purchaser, which has or may cause a Material Adverse Effect on the Purchaser.

The Purchaser has not received any advice or notification from its independent chartered accountants that the Purchaser has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Purchaser Financial Statements or the books and records of the Purchaser, any properties, assets, Liabilities, revenues, or expenses. The books, records and accounts of the Purchaser accurately and fairly reflect, in reasonable detail, the assets and Liabilities of the Purchaser. The Purchaser has not engaged in any transaction, maintained any bank account, or used any funds of the Purchaser, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Purchaser.

5.13 Absence of Undisclosed Liabilities

The Purchaser has no material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, other than: (i) payments contemplated by this Agreement to be made by the Purchaser at Closing; and (ii) reasonable accounting and legal fees of the Purchaser incurred in connection with the Transaction.

5.14 Books and Records

The books of account, minute books, stock record books, and other records of the Purchaser are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Purchaser contain accurate and complete records of all meetings held, and corporate action taken by, the respective shareholders, board of directors, and committees of the board of directors of the Purchaser, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Purchaser.

5.15 Tax Matters

a)	As of the date hereof:

(i)	the Purchaser has timely filed all Tax Returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to it; and

(ii)	all such Tax Returns are true and correct in all material respects.

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b)	The Purchaser has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Material Adverse Effect on the Purchaser.

c)	The Purchaser is not presently under and has not received notice of, any contemplated investigation or audit by any Governmental Body concerning any fiscal year or period ended prior to the date hereof.

d)	To the best knowledge of the Purchaser, the Purchaser Financial Statements contain full provision for all Taxes including any deferred Taxes that may be assessed to the Purchaser for the accounting period ended on the Purchaser Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Purchaser Accounting Date or for which the Purchaser is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Purchaser Financial Statements.

5.16 Absence of Changes

Since the Purchaser Accounting Date, except as disclosed in the Purchaser Documents and except as contemplated in this Agreement, the Purchaser has not:

a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien or Encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any Material Adverse Effect to it;

b)	made or suffered any amendment or termination of any Material Contract to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

c)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of the Purchaser Shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of the Purchaser Shares;

d)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $10,000;

e)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

f)	agreed, whether in writing or orally, to do any of the foregoing.

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5.17 Absence of Certain Changes or Events

Since the Purchaser Accounting Date, except as and to the extent disclosed in the Purchaser Documents, there has not been:

a)	a Material Adverse Effect with respect to the Purchaser; or

b)	any material change by the Purchaser in its accounting methods, principles or practices.

5.18 Material Contracts and Transactions

Other than as expressly contemplated by this Agreement, there are no Material Contracts to which the Purchaser is a party, except as previously disclosed to the Members or as disclosed in the Purchaser Documents. The Purchaser shall deliver to the Target a copy of each Material Contract of the Purchaser. Each Material Contract of the Purchaser is in full force and effect, and there exists no material breach or violation of or default by the Purchaser under any Material Contract of the Purchaser, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Material Contract by the Purchaser. To the best knowledge of the Purchaser, the continuation, validity and effectiveness of each Material Contract of the Purchaser will in no way be affected by the consummation of the Transaction. There exists no actual or threatened termination, cancellation or limitation of, or any amendment, modification or change to, any Material Contract of the Purchaser.

5.19 Certain Transactions

Except as previously disclosed to the Members or as disclosed in the Purchaser Documents, the Purchaser is not a guarantor or indemnitor of any Indebtedness of any Person.

5.20 Internal Accounting Controls

The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.21 Listing and Maintenance Requirements

The Purchaser Shares are currently listed on the Exchange and the Purchaser has not, in the 12 months preceding the date hereof, received any notice from the Exchange to the effect that the Purchaser is not in compliance with the listing or maintenance requirements of the Exchange. No Securities Authority has issued any Order preventing or suspending the trading of the Purchaser Shares, save and except for the trading of the Purchaser Shares being halted in connection with the Transaction, or prohibiting the issuance of the Consideration Shares to be delivered hereunder, and, to the Purchaser’s knowledge, no Proceedings for such purpose are pending or threatened.

5.22 Undisclosed Information

a)	The Purchaser does not have any specific information relating to the Purchaser which is not generally known or which has not been disclosed to the Members and which could reasonably be expected to have a Material Adverse Effect on the Purchaser.

b)	No representation or warranty of the Purchaser in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

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5.23 Other Representations

All statements contained in any certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto or in connection with the Transaction will be deemed to be representations and warranties by the Purchaser hereunder.

5.24 Survival

Notwithstanding the Closing and the issuance of the Consideration Shares or the waiver of any condition in this Agreement by the Target or the Members, as applicable, the representations, warranties, covenants and agreements of the Purchaser hereunder will (except where otherwise specifically provided for in this Agreement) survive the Closing and will continue in full force and effect for six (6) months after the Closing Date.

5.25 Reliance

The Purchaser acknowledges and agrees that the Target and the Members have entered into this Agreement relying on the warranties and representations and other terms and conditions contained in this Agreement, notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of the Target or the Members, and that no information which is now known or should be known or which may hereafter become known by the Target or the Members or their respective professional advisers, on the Closing Date, will limit or extinguish the right to indemnification hereunder.

ARTICLE 6

CLOSING

6.1 Closing Date and Location

The Transaction will be completed at 11:00 a.m. (Pacific time) on or before the Closing Date, at the offices of Alexander Holburn Beaudin + Lang LLP, or at such other location and time as is mutually agreed to by the Purchaser and the Target. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for the Purchaser and the Target, provided such undertakings are satisfactory to each party’s respective legal counsel.

6.2 Target and Members Closing Documents

On the Closing Date, the Target and the Members will deliver, or cause to be delivered, to the Purchaser the documents set forth in Section 9.1 and such other documents as the Purchaser may reasonably require to effect the Transaction.

6.3 Purchaser Closing Documents

On the Closing Date, the Purchaser will deliver, or cause to be delivered, to the Target and the Members the documents set forth in Section 10.1 and such other documents as the Target may reasonably require to effect the Transaction.

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ARTICLE 7

CONDUCT OF BUSINESS PRIOR TO CLOSING

7.1 Conduct of Business of the Target

The Target covenants and agrees that, during the period from the date of this Agreement until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms, unless the Purchaser shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

a)	the Business of the Target shall be conducted only in the ordinary course of business and consistent with past practice, and the Target shall use its commercially-reasonable efforts to maintain and preserve its Business, the Target Assets and business relationships; and

b)	the Target shall not (unless otherwise contemplated in this Agreement):

(i)	make any capital expenditures, additions or improvements or commitments for the same which individually or in the aggregate exceed $10,000, other than in the ordinary course of business;

(ii)	acquire or agree to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person or other business organization or division or acquire or agree to acquire any material assets;

(iii)	enter into any Material Contracts regarding its business operations, including joint ventures, partnerships or other arrangements;

(iv)	make any material change in accounting procedures or practices;

(v)	mortgage, pledge or hypothecate any of the Target Assets or subject any of the Target Assets to any Encumbrance;

(vi)	other than in the ordinary course of business, enter into any agreement or arrangement granting any rights to purchase or lease any of the Target Assets or rights or requiring the consent of any Person to the transfer, assignment or lease of any Target Assets or rights;

(vii)	other than in the ordinary course of business, enter into any other material transaction, or any amendment of any Contract which is material to its Business;

(viii)	sell, lease, sublease, assign or transfer (by tender offer, exchange offer, merger, amalgamation, sale of shares or the Target Assets or otherwise) any of the Target Assets;

(ix)	enter into any Agreement resulting in a change of control of the Target;

(x)	other than in the ordinary course of business, cancel, waive or compromise any Indebtedness or claims, including any accounts payable and receivable;

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(xi)	settle any outstanding claim, dispute, litigation matter or tax dispute; or

(xii)	enter into any agreement or understanding to do any of the foregoing.

7.2 Conduct of Business of the Purchaser

The Purchaser covenants and agrees that, during the period from the date of this Agreement until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms, unless the Target shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

a)	the Purchaser shall use its best efforts to ensure that the Purchaser Shares are continuously listed and posted for trading on the Exchange; and

b)	the Purchaser shall not (unless otherwise contemplated in this Agreement):

(i)	amend or propose to amend its Charter Documents;

(ii)	split, combine or reclassify any of its securities or declare or make any distribution of its securities unless such split, combination or reclassification applies to the Consideration Shares equally.

(iii)	other than in the ordinary course of business: (i) enter into any Contract, commitment or agreement under which it has outstanding Indebtedness; or (ii) make any loan or advance to any Person;

(iv)	acquire or agree to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or otherwise) any Person or other business organization or division or acquire or agree to acquire any material assets;

(v)	enter into any Material Contracts regarding its business operations, including joint ventures, partnerships or other arrangements;

(vi)	make any material change in accounting procedures or practices;

(vii)	enter into any other material transaction, or any amendment of any Contract, which is material to its Business;

(viii)	enter into any agreement resulting in a change of control of the Purchaser;

(ix)	settle any outstanding claim, dispute, litigation matter, or tax dispute; or

(x)	enter into any agreement or understanding to do any of the foregoing.

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ARTICLE 8

ADDITIONAL COVENANTS OF THE PARTIES

8.1 Consents

The parties covenant and agree that they will use commercially reasonable efforts to obtain the consents, renunciations and approvals of third parties which are necessary to the completion of the Transaction, provided that such consents, renunciations or approvals may be validly given by such third parties in accordance with relevant Contracts or Applicable Laws.

8.2 Access for Investigation

a)	Between the date of this Agreement and the Closing Date, the Target will:

(i)	afford the Purchaser, the Purchaser’s solicitors and the Purchaser’s representatives, advisors, prospective lenders and their representatives (collectively, the “Purchaser’s Advisors”) full and free access to the Target’s personnel, properties, Contracts, books and records, and other documents and data, in each case during normal business hours, upon a reasonable number of occasions, upon reasonable notice and in a manner calculated to minimize disruption of the Target’s Business;

(ii)	furnish the Purchaser and the Purchaser’s Advisors with copies of all such Contracts, books and records, and other existing documents and data, as the Purchaser may reasonably request; and

(iii)	furnish the Purchaser and the Purchaser’s Advisors with such additional financial, operating, and other data and information, as the Purchaser may reasonably request.

b)	Between the date of this Agreement and the Closing Date, the Purchaser will:

(i)	afford the Target and its representatives, legal and advisors and prospective lenders and their representatives (collectively, the “Target’s Advisors”) full and free access to the Purchaser’s personnel, properties, Contracts, books and records, and other documents and data, in each case during normal business hours, upon a reasonable number of occasions, upon reasonable notice and in a manner calculated to minimize disruption of the Purchaser’s Business;

(ii)	furnish the Target and the Target’s Advisors with copies of all such Contracts, books and records, and other existing documents and data, as the Target may reasonably request; and

(iii)	furnish the Target and the Target’s Advisors with such additional financial, operating, and other data and information, as the Members may reasonably request.

8.3 Required Filings

As promptly as practicable after the date of this Agreement, each of the Target and the Purchaser will make all filings required by Legal Requirements to be made by such party in order to consummate the Transaction. Between the date of this Agreement and the Closing Date, the Target and the Members will cooperate with the Purchaser with respect to all filings that the Purchaser elects to make or is required by Legal Requirements to make in connection with the Transaction.

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8.4 Collection of Personal Information

The Members acknowledge and consent to the fact that the Purchaser is collecting the Members’ personal information which may be disclosed by the Purchaser to:

a)	the Exchange or other Securities Authorities;

b)	the Purchaser’s registrar and transfer agent;

c)	Canadian tax authorities; and

d)	authorities pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

By executing this Agreement, each of the Members are deemed to be consenting to the foregoing collection, use and disclosure of each of the Members’ personal information and to the retention of such personal information for as long as permitted or required by law or business practice. Each of the Members also consents to the filing of copies or originals of any of the Members’ documents described herein as may be required to be filed with the Exchange or any Securities Authority in connection with the Transaction.

8.5 Notification

Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if any such party becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties set forth herein, as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Between the date of this Agreement and the Closing Date, each party hereto will promptly notify the other parties hereto of the occurrence of any breach of any covenant set forth herein or of the occurrence of any event that may make the satisfaction of the conditions set forth herein impossible or unlikely.

8.6 Best Efforts

Between the date of this Agreement and the Closing Date, the parties will use their best efforts to cause the conditions contained in this Agreement to be satisfied.

8.7 Disclosure of Confidential Information

Until the Closing Date and, if this Agreement is terminated without consummation of the Transaction, then after such termination, the Purchaser, the Target and each of the Members will maintain in confidence, will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, and will not use to the detriment of another party or divulge to any third parties, other than their respective legal and financial advisors, auditors, representatives and any other Governmental Bodies having jurisdiction, any confidential written, oral, or other information obtained during the course of the investigations in connection with this Agreement or the Transaction, unless:

a)	such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party;

b)	the information was already available to such party or its representatives on a non-confidential basis;

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c)	the use of such information is necessary or appropriate pursuant to Applicable Securities Laws or in making any filing or obtaining any consent or approval required for the consummation of the Transaction; or

d)	the furnishing or use of such information is required by or necessary or appropriate in connection with legal Proceedings.

8.8 Public Notices

The parties agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with Applicable Laws after consulting with the other party hereto and seeking their reasonable consent to such announcement.

ARTICLE 9

PURCHASER’S CONDITIONS PRECEDENT

9.1 Purchaser’s Conditions

The obligation of the Purchaser to complete the Transaction will be subject to the satisfaction of, or compliance with, at or before the Closing Date, the conditions precedent set forth below. The Closing will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Purchaser and may be waived by the Purchaser in its sole discretion:

a)	the representations and warranties of the Target, and each of the Members set forth in this Agreement will be true, correct and complete in all material respects as of the Closing Date and with the same effect as if made at and as of the Closing Date and the Purchaser will have received from the Target a certificate executed by the managers (as applicable) of the Target certifying that the representations and warranties of the Target set forth in this Agreement are true and correct in all material respects as at the Closing Date;

b)	the Target and the Members will have performed and complied with all of their respective material obligations, covenants and agreements required hereunder;

c)	all required approvals, consents, authorizations and waivers relating to the consummation of the Transaction will have been obtained;

d)	the approval of the board of directors of the Purchaser and the Target for the Transaction will have been obtained;

e)	if applicable, the approval of the Purchaser Shareholders for the Transaction will have been obtained;

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f)	this Agreement, the Transaction Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to the Purchaser, will have been executed and delivered to the Purchaser;

g)	no claim will have been asserted or made that any Person (other than the Purchaser or the Members) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Units or any other voting, equity, or ownership interest in, the Target or (other than the Members) is entitled to all or any portion of the Consideration Shares;

h)	no Material Adverse Effect will have occurred with respect to the Target’s Business or the Units, however arising;

i)	no Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Body which prohibits, restrains, enjoins or restricts the consummation of the Transaction or the right of the Purchaser to own the Shares, provided, however, that the parties to this Agreement shall use their reasonable best efforts to cause any such Order to be vacated or lifted;

j)	the Purchaser and the Exchange shall have received a copy of the Target Financial Statements from the Target, in a form acceptable to the Exchange;

k)	the Units will have been delivered to the Purchaser;

l)	the Purchaser will have received from the Target, the following closing documentation:

(i)	a certified copy of resolutions of the managers of the Target authorizing the transfer of the Units to the Purchaser and the registration of the Units in the name of the Purchaser.;

(ii)	a certified copy of the relevant records of the Target showing the Purchaser as the registered owner of the Units;

(iii)	all such instruments of transfer, duly executed, which in the opinion of the Purchaser, acting reasonably, are necessary to effect and evidence the transfer of the Shares to the Purchaser free and clear of all Encumbrances;

(iv)	the corporate minute books and all other books and records and material contracts of the Target; and

(v)	escrow agreements executed by the Members as applicable and as required by the Exchange.

9.2 Waiver/Survival

The conditions set forth in this Article 9 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part on or before the Closing Date. Notwithstanding any such waiver, the completion of the Transaction will not prejudice or affect in any way the rights of the Purchaser in respect of the warranties and representations of the Target and the Members in this Agreement, and the representations and warranties of the Target and the Members in this Agreement will survive the Closing and issuance of the Consideration Shares for the applicable periods set out in Sections 3.24 and 4.5, as applicable.

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9.3 Covenant of the Target and the Members

The Target and the Members hereby jointly and severally covenant to deliver all of the closing documentation set out in Section 9.1.

ARTICLE 10

TARGET’S AND MEMBERS’ CONDITIONS PRECEDENT

10.1 Target’s and Members’ Conditions

The obligation of the Target and the Members to complete the Transaction will be subject to the satisfaction of, or compliance with, at or before the Closing Date, the conditions precedent set forth below. The Closing will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Target and the Members and may be waived by the Target in its discretion:

a)	the representations and warranties of the Purchaser set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date and with the same effect as if made at and as of Closing and the Target will have received from the Purchaser a certificate executed by an officer of the Purchaser certifying that the representations and warranties of the Purchaser set forth in this Agreement are true and correct as at the Closing Date;

b)	the Purchaser will have performed and complied with all of the obligations, covenants and agreements to be performed and complied with by it hereunder;

c)	all required approvals, consents, authorizations and waivers relating to the consummation of the Transaction shall have been obtained, including the acceptance by the Exchange of the Transaction;

d)	the approval of the board of directors of the Purchaser and the Target for the Transaction will have been obtained;

e)	if applicable, the approval of the Purchaser Shareholders for the Transaction will have been obtained;

f)	this Agreement, the Transaction Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance satisfactory to the Target will have been executed and delivered to the Target;

g)	the Consideration Shares will have been delivered to the Members; and

h)	no Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Body which prohibits, restrains, enjoins or restricts the consummation of the Transaction, provided, however, that the parties to this Agreement shall use their reasonable best efforts to cause any such Order to be vacated or lifted.

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10.2 Waiver/Survival

The conditions set forth in this Article 10 are for the exclusive benefit of the Target and the Shareholders and may be waived by the Target and the Members in writing in whole or in part on or before the Closing Date. Notwithstanding any such waiver, completion of the Transaction by the Target and the Members will not prejudice or affect in any way the rights of the Target and the Members in respect of the warranties and representations of the Purchaser set forth in this Agreement, and the representations and warranties of the Purchaser in this Agreement will survive the Closing and issuance of the Consideration Shares for the applicable period set out in Section 5.24.

10.3 Covenant of the Purchaser

The Purchaser covenants to deliver all of the closing documentation set out in Section 10.1.

ARTICLE 11

TERMINATION

11.1 Termination

This Agreement may be terminated by written notice given by the terminating party to the other parties hereto, at any time prior to the Closing:

a)	by mutual written consent of each of the Purchaser and the Target;

b)	by the Purchaser, if there has been a material misrepresentation, material breach or non-performance by the Target or a Member of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Target or a Member that is not cured, to the reasonable satisfaction of the Purchaser, within seven (7) days after notice of such breach is given by the Purchaser (except that no cure period will be provided for a breach by the Target or a Member that, by its nature, cannot be cured);

c)	by the Target, if there has been a material misrepresentation, material breach or non-performance by the Purchaser of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Purchaser that is not cured, to the reasonable satisfaction of the Target, within seven (7) days after notice of such breach is given by the Target (except that no cure period will be provided for a breach by the Purchaser that by its nature cannot be cured);

d)	by either of the Purchaser or the Target if any permanent injunction or other Order of a Governmental Body of competent authority preventing the consummation of the Transaction has become final and non‑appealable;

e)	by either of the Purchaser or the Target, if a condition for the terminating party’s benefit has not been satisfied or waived; or

f)	by either the Purchaser or the Target, if the Closing has not occurred on or before the Closing Date (provided, that the right to terminate this Agreement under this Section 11.1f) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Transaction by such date).

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11.2 Effect of Termination

In the event of the termination of this Agreement as provided in Section 11.1, this Agreement will be of no further force or effect and there shall be no obligation on the part of the parties to this Agreement, except with respect to Section 8.7 which will survive such termination, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations under this Agreement.

11.3 Waivers and Extensions

At any time prior to the Closing, each of the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of another party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

ARTICLE 12

GENERAL

12.1 Expenses

Subject to Section 2.2(e), all costs and expenses incurred in connection with the preparation of this Agreement and the Transaction will be paid by the party incurring such expenses.

12.2 Assignment

No parties to this Agreement may assign any of their respective rights under this Agreement without the prior consent of each of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of each of the parties, as applicable. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns, as applicable.

12.3 Notices

Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the following address or number:

If to the Target or the Members:

ERS Holdings, LLC

11138 Del Amo Blvd #129

Lakewood CA 90715

Attention: Ross Franklin

Email: rossf44@hotmail.com

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Pat Rolfes

c/o Cafejo, 1161 N. Anaheim Blvd

Anaheim, CA 92801

With a copy (which will not constitute notice) to:

Hampton Holley LLP

Suite 100 - 2101 East Coast Highway

Corona Del Mar, CA 92625

Attention: Paul Tobin

Telephone: 949-718-4558

Facsimile: 949-718-4580

If to the Purchaser:

Pivot Pharmaceuticals Inc.

1275 West 6th Avenue

Vancouver, BC V6H 1A6

Attention: Patrick Frankham

Email: pfrankham@pivotpharma.com

Facsimile: (604) 738-7134

With a copy (which will not constitute notice) to:

Alexander Holburn Beaudin + Lang LLP

Barristers + Solicitors

2700 - 700 West Georgia Street

Vancouver, BC V7Y 1B8

Attention: Stewart L. Muglich

Telephone: 604-484-1700

Facsimile: 604-484-9700

(or to such other address or number as any party may specify by notice in writing to another party).

Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a Business Day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third Business Day after posting; but if at the time of posting or between the time of posting and the third Business Day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

12.4 Governing Law; Venue

This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the Province of British Columbia without regard to applicable choice of law provisions thereof. The parties hereto agree that any Proceeding arising out of or relating to this Agreement or the Transaction will be brought in a suitable court located in the Province of British Columbia and each party hereto irrevocably submits to the exclusive jurisdiction of those courts.

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12.5 Severability

If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

12.6 Independent Legal Advice

Each of the Members acknowledges that he has had independent legal advice regarding the execution of this Agreement, or has been advised of his respective right to obtain independent legal advice, and if he has not in fact obtained independent legal advice, such Member acknowledges herewith that he understands the contents of this Agreement and that he is executing the same voluntarily and without pressure from the other parties or anyone on their behalf.

12.7 Entire Agreement

This Agreement, the schedules attached hereto and the other Transaction Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

12.8 Further Assurances

The Purchaser, the Target and the Members, upon the request of any other party to this Agreement, whether before or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the Transaction.

12.9 Regulatory Approval

This Agreement is subject to regulatory approval, including, without limitation, approval of the Exchange.

12.10 Enurement

This Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

12.11 Time

Time is of the essence of this Agreement.

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12.12 Waiver

No failure on the part of any party to this Agreement to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party to this Agreement shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12.13 Force Majeure

The obligations of the parties hereto and the time frames established in this Agreement shall be suspended to the extent and for the period that performance is prevented by any cause beyond either party’s reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of God, laws, regulations, Orders, proclamations or requests of any governmental authority, inability to obtain on reasonable terms required permits, licenses, or other authorizations, or any other matter similar to the above.

12.14 Amendment

This Agreement may not be amended except by an instrument in writing signed by each of the parties.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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12.15 Counterparts and Facsimile Transmission

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument and delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

ERS HOLDINGS, LLC

Per:	“Ross Franklin”
Authorized Signatory

Per:	“Ed Rosenthal”
Authorized Signatory

PIVOT PHARMACEUTICALS INC.

Per:	“Patrick Frankham”
Authorized Signatory

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SCHEDULE A

LIST OF MEMBERS

			Number of	Cash Consideration (All USD)
Name and Address	Signature	Number of Shares Held	Consideration Shares to be Received	Closing Date	Six Months after Closing Date	Twelve Months after Closing Date
Ross Franklin Address: 11138 Del Amo Blvd. #129 Lakewood, Ca 90715 Payment Instructions: Name on Account-Ross Franklin Telegraphic Name- Unify FCU Institution Address-1899 Western Way Torrance, Ca. 90501 Routing #-322079719 Acct#-3468184	X	32.25%	1,612,500	107,500	107,500	107,500

Patrick Rolfes Address: 1161 N. Anaheim Blvd. Anaheim, CA 92801 Payment Instructions: AQUABREW, INC. DBA Caféjo 1161 N. Anaheim Blvd. Anaheim, CA 92801-2503 Tel: 714-432-8800 Fax: 714-432-8802 Wells Fargo Bank, N.A. 420 Montgomery San Francisco, CA 94104 Account # 6248942945 Routing for Wire Transfers # 121000248 Routing for Direct Deposit or Electronic Payments: 121042882 Swift/BIC# WFBIUS6S	X	15%	750,000	50,000	50,000	50,000

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Ed Rosenthal Address: 9 Lake Avenue, Piedmont, CA 94611 Payment Instructions: Bank: JPMorgan Chase Swift Code: chas us 33 Bank Address: 270 Park Avenue, NY, NY 10017 Account # 3943438081 Routing # 021000021 Account Holder: Edward Rosenthal	X	32.25%	1,612,500	107,500	107,500	107,500

Milner Adkins LLC Address: Fairview Holdings and Investments LLC 116 Peachtree Cir NE Atlanta, GA 30309-3205 Stock Account information: National Financial Services Account: CFE471141 DTC: 0226 Payment Instructions: Funding Instruction (Bank Wire Information) Wire #: 026009593 Account info: 334046768115	X	15%	750,000	50,000	50,000	50,000

Harley April Address: 6 Meadow Rd Scarsdale, NY 10583 Payment Instructions: _______________ _______________ _______________ _______________ _______________	X	2.5%	125,000	8,333	8,333	8,333

Landon Long Address: 35367 Firecrest St. Unit B Newark, Ca. 94560 Payment Instructions: _______________ _______________ _______________ _______________ _______________	X	2%	100,000	6,667	6,667	6,667

Karen Freese Address: 132 Red Fox lane Unit D Elk Grove Village, IL 60007 Payment Instructions: _______________ _______________ _______________	X	1%	50,000	3,333	3,333	3,333

Total		100%	5,000,000	333,333	333,333	333,333

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